WELLS
FARGO
CMBS Department
MACN9401-011
1055 10
th
Avenue SE
Minneapolis, MN 55414
Morgan Stanley Capital I Inc.
1585 Broadway
Attn: Mortgage Backed Securities
New York, New York 10036
RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill
Lynch Trust 2014-C17 COMMERCIAL MORTGAGE PASS-THROUGH
CERTIFICATES, SERIES 2014-C17
Per the Pooling and Servicing Agreement dated as of August 1, 2014 (the
"Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2014 (the "Reporting Period"):
(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and
(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
February 18, 2015
/s/ Gail Vannest
Gail Vannest
Vice President
Wells Fargo Bank, N.A